UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


    Certificate of Accounting of Securities and Similiar
                Investments in the Custody of
               Management Investment Companies

          Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


1. Investment Company Act File Number:

811-  See list below

2. State Identification Number:
AL        AK        AZ        AR         CA        CO
CT        DE        DC        FL         GA        HI
ID        IL        IN        IA         KS        KY
LA        ME        MD        MA         MI        MN
MS        MO        MT        NE         NV        NH
NJ        NM        NY        NC         ND        OH
OK        OR        PA        RI         SC        SD
TN        TX        UT        VT         VA        WA
WV        WI        WY        PR

3. Exact name of investment company as specified in registration statement:
    See list below

4. Address of principal executive office (number, street, city, zip code):

   One Post Office Square, Boston, MA 02109

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similiar investments.

Investment Company

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange
Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule
17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange
Commissions principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

     THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC
                         ACCOUNTANT

             FUND NAME               FUND # FEDERAL ID   SEC  1940 1934  1933    FORMERLY KNOWN AS
                                                NO.     DATE   ACT ACT   ACT
                                                              FILE FILE  FILE
                                                               NO. NO.   NO.
GEORGE PUTNAM FUND OF BOSTON          001   04-6013677 11/26/ 811-        2-
                                                         37    58       10816
THE PUTNAM FUND FOR GROWTH AND        002   04-6013678 11/5/5 811-        2-
INCOME                                                    7    781      13644
PUTNAM INVESTORS FUND                 003   04-2713095 4/20/3 811-        2-
                                                          4    159      10783
PUTNAM INCOME FUND                    004   04-6013712 10/13/ 811-        2-
                                                         54    653      11147
PUTNAM GLOBAL GROWTH FUND             005   04-6145734 8/31/6 811-   2-25258
                                                          7   1403
PUTNAM VISTA FUND                     006   04-2430137 5/20/6 811-   2-27664
                                                          8   1561
PUTNAM VOYAGER FUND                   007   04-6187125 3/13/6 811-   2-29546
                                                          9   1682
PUTNAM CONVERTIBLE INCOME GROWTH      008   04-2493360 6/20/7 811-   2-43384
TRUST                                                     2   2280
PUTNAM MONEY MARKET FUND              010   04-6386436 10/18/ 811-   2-55091
                                                         76   2608
PUTNAM TAX EXEMPT INCOME FUND         011   04-6396109 11/16/ 811-   2-57165
                                                         76   2675
PUTNAM EQUITY INCOME FUND             012   04-6407893 6/1/77 811-   2-58869
                                                              2742
PUTNAM HIGH YIELD TRUST               014   04-6415410 1/23/7 811-   2-60492
                                                          8   2796
PUTNAM VT GLOBAL GROWTH FUND          016   04-6649095 5/1/90 811-  33-17486     PCM GLOBAL GROWTH
                                                              5346                     FUND
PUTNAM GLOBAL NATURAL RESOURCES FUND  018   13-3035507 7/1/80 811-   2-67827      PUTNAM NATURAL
                                                              3061                RESOURCES FUND
PUTNAM NEW JERSEY TAX EXEMPT INCOME   019   04-3073948 2/14/9 811-  33-32550
FUND                                                      0   5977
PUTNAM HEALTH SCIENCES TRUST          021   04-6471950 8/8/82 811-   2-75863
                                                              3386
PUTNAM OTC EMERGING GROWTH FUND       024   04-6483374 11/1/8 811-   2-78369
                                                          2   3512
PUTNAM CALIFORNIA TAX EXEMPT INCOME   027   04-2786284 6/1/94 811-   2-81011
FUND                                                          3630
PUTNAM PREFERRED INCOME TRUST         029   04-2811116 12/30/ 811-   2-87053
                                                         83   3873
PUTNAM NEW YORK TAX EXEMPT INCOME     030   04-2794490 6/1/94 811-   2-83909
FUND                                                          3741
PUTNAM U.S. GOVERNMENT INCOME TRUST   032   04-2811119 2/6/84 811-   2-87634
                                                              3897
PUTNAM AMERICAN GOVERNMENT INCOME     033   04-2856297 2/27/8 811-   2-95127
FUND                                                      5   4178
PUTNAM BALANCED RETIREMENT FUND       034   04-6530116 4/4/85 811-   2-96309
                                                              4242
PUTNAM TAX FREE INSURED FUND          035   04-2879681 8/27/8 811-   2-98790
                                                          5   4345
PUTNAM TAX FREE HIGH YIELD FUND       036   04-2883599 8/27/8 811-   2-98790
                                                          5   4345
PUTNAM FLORIDA TAX EXEMPT INCOME      037   04-3091965 8/21/9 811-  33-35677
FUND                                                      0   6129
PUTNAM FEDERAL INCOME TRUST           039   04-6540848 5/22/8 811-   33-3903
                                                          6   4617
PUTNAM GLOBAL GOVERNMENTAL INCOME     041   04-6549525 2/27/8 811-   33-7232
TRUST                                                     7   4524
PUTNAM PENNSYLVANIA TAX EXEMPT        047   04-3057637 7/18/8 811-  33-28321
INCOME FUND                                               9   5802
PUTNAM ADJUSTABLE  RATE U.S.          048   04-6561111 11/19/ 811-  33-11406
GOVERNMENT FUND                                          87   4531
PUTNAM MUNICIPAL INCOME FUND          051   04-3039506 5/11/8 811-  33-26921
                                                          9   5763
PUTNAM MANAGED MUNICIPAL INCOME       052   04-6608976 2/16/8 811-  1-   33-
TRUST                                                     9   5740 1015 26292
                                                                    8
PUTNAM HIGH YIELD MUNICIPAL TRUST     054   04-6621377 5/18/8 811-  1-   33-
                                                          9   5795 1022 27889
                                                                    9
PUTNAM DIVIDEND INCOME FUND           056   04-6626126 9/21/8 811-  1-   33-
                                                          9   5852 1029 30234
                                                                    2
PUTNAM EUROPE GROWTH FUND             057   04-3083315 8/29/9 811-  33-25658
                                                          0   5693
PUTNAM INVESTMENT GRADE MUNICIPAL     058   04-6629611 10/19/ 811-  1-   33-
TRUST                                                    89   5901 1032 30934
                                                                    7
PUTNAM HIGH YIELD ADVANTAGE FUND      060   06-6290063 3/20/8 811-   33-2710
                                                          6   4616
PUTNAM HIGH INCOME CONVERTIBLE AND    061   04-6562068 7/9/87 811-  1-   33-
BOND FUND                                                     5133 9537 13858
PUTNAM TAX EXEMPT MONEY MARKET FUND   062   04-6561110 10/19/ 811-  33-15238
                                                         87   5215
PUTNAM NEW YORK TAX EXEMPT MONEY      063   04-2980863 10/19/ 811-  33-17344
MARKET FUND                                              87   5335
PUTNAM CALIFORNIA TAX EXEMPT MONEY    064   04-2980836 10/19/ 811-  33-17211
MARKET FUND                                              87   5333
PUTNAM VT VOYAGER FUND                065   04-2986134 1/14/8 811-  33-17486     PCM VOYAGER FUND
                                                          8   5346
PUTNAM VT GROWTH & INCOME FUND        066   04-2986132 1/14/8 811-  33-17486    PCM GROWTH & INCOME
                                                          8   5346                     FUND
PUTNAM VT HIGH YIELD FUND             067   04-2986135 1/14/8 811-  33-17486    PCM HIGH YIELD FUND
                                                          8   5346
PUTNAM VT U.S. GOV. & HIGH QUALITY    068   04-2986133   811-5346   33-17486   PCM U.S. GOV. & HIGH
BOND FUND                                                                        QUALITY BOND FUND
PUTNAM VT MONEY MARKET FUND           069   04-2986131 1/14/8 811-  33-17486     PCM MONEY MARKET
                                                          8   5346                     FUND
PUTNAM VT GLOBAL ASSET ALLOCATION     070   04-6577628 1/14/8 811-  33-17486
FUND                                                      8   5346
PUTNAM MASTER INCOME TRUST            072   04-2993219 12/17/ 811-  1-   33-
                                                         87   5375 9774 18169
PUTNAM PREMIER INCOME TRUST           073   04-2995046 2/18/8 811-  1-   33-
                                                          8   5452 9816 19648
PUTNAM MASTER INTERMEDIATE INCOME     074   04-6584465 4/21/8 811-  1-   33-
TRUST                                                     8   5498 9870 20610
PUTNAM DIVERSIFIED INCOME TRUST       075   04-3017475 9/23/8 811-  33-23623
                                                          8   5635
PUTNAM INTERMEDIATE GOVERNMENT        076   04-3008388 6/16/8 811-  1-   33-
INCOME TRUST                                              8   5556 9931 21847
PUTNAM VT NEW OPPORTUNITIES FUND      098   04-3338263 5/1/94 811-  33-17486          PCM NEW
                                                              5346              OPPORTUNITIES FUND
PUTNAM VT UTILITIES GROWTH AND        152   04-3139324 5/1/92 811-  33-17486   PCM UTILITIES GROWTH
INCOME                                                        5346
PUTNAM TAX-FREE HEALTH CARE FUND      168   04-3153831 6/19/9 811-  1-   33-
                                                          2   6659 1113 47739
                                                                    2
PUTNAM INVESTMENT GRADE MUNICIPAL     183   04-6716830 11/19/ 811-  1-   33-
TRUST II                                                 92   7270 1146 53076
                                                                    8
PUTNAM CALIFORNIA INVESTMENT GRADE    184   04-6716831 11/19/ 811-  1-   33-
MUNICIPAL TRUST                                          92   7276 1147 53106
                                                                    2
PUTNAM NEW YORK INVESTMENT GRADE      185   04-6716832 11/19/ 811-  1-   33-
MUNICIPAL TRUST                                          92   7274 1147 63104
                                                                    0
GLOBAL GROWTH AND INCOME FUND         197   04-3251560        811-  33-56339
                                                              7237
PUTNAM INVESTMENT GRADE MUNICIPAL     215   04-6743450 11/18/ 811-  1-   33-
TRUST  III                                               93   070991125 50455
                                                                    3
PUTNAM CONVERTIBLE OPPORTUNITIES AND  224   04-6777185 6/26/9 811-  1-   33-
INCOME TRUST                                              5   072531143 57901
                                                                    3
PUTNAM ASSET ALLOCATION FUNDS:        250   04-6746612 1/10/9 811-  33-51017
GROWTH PORTFOLIO                                          4   7121
PUTNAM ASSET ALLOCATION FUNDS:        259   04-6746615 1/10/9 811-  33-51017
BALANCED PORTFOLIO                                        4   7121
PUTNAM ASSET ALLOCATION FUNDS:        264   04-6746611 1/10/9 811-  33-51017
CONSERVATIVE PORTFOLIO                                    4   7121
NEW VALUE FUND                        274   04-3251564 12/28/ 811-  33-56339
                                                         95   7237
PUTNAM INVESTMENT FUNDS:  BALANCED    318   04-3251562 12/23/ 811-  33-56339
FUND                                                     94   7237
PUTNAM VOYAGER FUND II                377   04-6661046 4/13/9 811-  33-37527
                                                          3   6203
PUTNAM INTERMEDIATE U.S. GOVERNMENT   398   04-6661044 2/1/93 811-  33-37991
INCOME FUND                                                   6257
REAL ESTATE OPPORTUNITIES FUND        403   04-3251558   811-7237   33-56339
PUTNAM CAPITAL APPRECIATION FUND      433   04-6733578 8/2/93 811-  33-49583
                                                              7061
PUTNAM DIVERSIFIED EQUITY TRUST       522   04-6755894 6/15/9 811-  33-53135
                                                          4   7615
INTERNATIONAL NEW OPPORTUNITIES FUND  539   04-3251556   811-7237   33-56339
PUTNAM MUNICIPAL OPPORTUNITIES TRUST  582   04-3187549 5/21/9 811-  1-   33-
                                                          3   7626 1189 60790
                                                                    2
PUTNAM INVESTMENT GRADE INTERMEDIATE  583   04-3187552 5/21/9 811-  1-   33-
MUNICIPAL TRUST                                           3   7628 1189 60792
                                                                    4
PUTNAM MANAGED HIGH YIELD TRUST       590   04-6733967 6/18/9 811-  1-   33-
                                                          3   7658 1191 61388
                                                                    0
PUTNAM VT ASIA PACIFIC GROWTH FUND    713   04-6779870 5/1/95 811-  33-17486     PCM ASIA PACIFIC
                                                              5346                  GROWTH FUND
NOMURA DIVIDEND INCOME FUND, INC.     726   04-3101478   811-6176                       N/A
PUTNAM UTILITIES GROWTH  AND INCOME   840   04-6660195 11/16/ 811-  33-37011
FUND                                                     90   5889
PUTNAM INTERNATIONAL GROWTH FUND      841   04-6661045 2/25/9 811-  33-37214      PUTNAM OVERSEAS
                                                          1   6190                  GROWTH FUND
PUTNAM ASIA PACIFIC GROWTH FUND       844   04-6661084 2/20/9 811-  33-37528
                                                          1   6202
PUTNAM MASSACHUSETTS TAX EXEMPT       845   04-6626127 10/3/8 811-   33-5416
INCOME FUND                                               6   4518
PUTNAM MICHIGAN TAX EXEMPT INCOME     846   04-6626130 10/3/8 811-   33-8923
FUND                                                      6   4529
PUTNAM MINNESOTA TAX EXEMPT INCOME    847   04-6626128 10/3/8 811-   33-8916
FUND                                                      6   4527
PUTNAM OHIO TAX EXEMPT INCOME FUND    848   04-6626129 10/3/8 811-   33-8924
                                                          6   4528
PUTNAM NEW OPPORTUNITIES FUND         852   04-3091455 8/29/9 811-  33-35576
                                                          0   6128
PUTNAM NEW YORK TAX EXEMPT            854   04-3101849 10/30/ 811-  33-37001
OPPORTUNITIES FUND                                       90   6176
PUTNAM ARIZONA TAX EXEMPT INCOME      855   04-6665534 1/25/9 811-  33-37992
FUND                                                      1   6258
PUTNAM DIVERSIFIED INCOME TRUST II    896   04-3251553 2/19/9 811-  33-55791
                                                          6   07221
PUTNAM GROWTH & INCOME FUND II        949   04-3246687 12/30/ 811-  33-55979
                                                         94   07223
PUTNAM VT DIVERSIFIED INCOME FUND     961   04-6737822 9/1/93 811-  33-17486      PCM DIVERSIFIED
                                                              5346                  INCOME FUND
PUTNAM INVESTMENT FUNDS:  GROWTH      2AP   04-3287244   811-7237   33-56339   AMERICAN RENAISSANCE
OPPORTUNITIES                                                                          FUND
RESEARCH FUND                         2AQ   04-3287245 10/2/9 811-  33-56339
                                                          5   7237
JAPAN FUND                            2AW   04-3296119 12/28/ 811-  33-56339
                                                         95   7237
INTERNATIONAL FUND                    2AX   04-3296118 12/28/ 811-  33-56339
                                                         95   7237
EMERGING MARKETS FUND                 2AY   04-3296116 12/28/ 811-  33-56339   EMERGING GROWTH FUND
                                                         95   7237
INTERNATIONAL VOYAGER FUND            2AZ   04-3296117 12/28/ 811-  33-56339       GENESIS FUND
                                                         95   7237
PUTNAM INTERNATIONAL GROWTH AND       2CE   04-3299786 8/1/96 811-   33-3315
INCOME                                                        07513
PUTNAM EQUITY FUND  97                2DC   04-6817886 1/1/97 811-   33-3315
                                                              07513
PUTNAM HIGH YIELD TOTAL RETURN BOND   2DG   04-3336389 1/1/97 811-   33-3315
FUND                                                          07513
PUTNAM VT INTERNATIONAL GROWTH &      2DN   04-3338261 1/1/97 811-  33-17486
INCOME FUND                                                   5346
PUTNAM VT INTERNATIONAL GROWTH FUND   2DO   04-3338260 1/1/97 811-  33-17486
                                                              5346
PUTNAM VT INTERNATIONAL NEW           2DP   04-3338264 1/1/97 811-  33-17486
OPPORTUNITIES FUND                                            5346
PUTNAM VT VISTA FUND                  2DQ   04-3338265 1/1/97 811-  33-17486
                                                              5346
PUTNAM VT NEW VALUE FUND              2DR   04-3338264 1/1/97 811-  33-17486
                                                              5346